U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2009

NUTRA PHARMA CORP.
(Exact name of registrant as specified in its charter)

California	000-32141	91-2021600
(State or jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1537 NW 65th Avenue
Plantation Florida 33313
(Address of principal executive offices) (Zip Code)

Registrant's telephone number: 954-509-0911

791 Park of Commerce Boulevard, Suite 300 Boca Raton, Florida 33487
(Former name or former address, if changed since last report)

Nutra Pharma Corp. is referred to herein as “we,” “our,” or “us”.

Section 1 – Registrant’s Business and Operations

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Stanley J. Cherelstein as our Director
On July 28, 2009, Stanley J. Cherelstein, our Director since September 28, 2004, resigned as a Director of our Board of Directors.  Mr. Cherelstein was also Chairman of our Audit and Compensation Committees from November 5, 2004 until his Director resignation on July 28, 2009.  Mr. Cherelstein’s resignation as a Director was not regarding any matter pertaining to our operations, policies or practices.  On July 29, 2009, our Board of Directors accepted Mr. Cherelstein’s resignation as our Director.   Attached as Exhibit 17 is Mr. Cherelstein’s resignation.

Appointment of Garry Pottruck as our Director and Chairman of our Audit and Compensation Committees
On July 29, 2009, our Board of Directors unanimously approved of: (a) the appointment of Garry Pottruck as a Director of our Board of Directors: (b) the appointment of Mr. Pottruck as Chairman of our Audit and Compensation Committees; and (c) a stock grant to Mr. Pottruck for 2,500,000 shares of our common stock as compensation for his service as our director.

Biographical Information
Garry R. Pottruck, 53 years of age, has been a Principal in the accounting and consulting firm, Argy, Wiltse & Robinson, PC (“Argy”), headquartered in McLean, Virginia, since October 2005. From July 1997 through October 2005 when that company was acquired by Argy, he was managing partner in the certified public accounting firm, Friedberg & Pottruck, PA, located in Deerfield Beach, Florida. Friedberg & Pottruck specialized in providing accounting, tax and consulting services to physician practices.

Mr. Pottruck held financial executive positions with several companies, both public and private, from 1984 through 1994, including more than three years as Chief Accounting Officer/Controller at Scopas Technology Company, Inc., a NASDAQ listed, development stage biotechnology research and development organization.

Prior to 1984, Mr. Pottruck worked for public accounting firms after graduating with a B.S. Degree in Accounting from the C.W. Post School of Professional Accountancy at Long Island University in 1979. He is currently a member of both the Florida and American Institutes of Certified Public Accounting, and is licensed as a Certified Public Accountant in both Missouri and Florida.

Section 9 – Financial Statements and Exhibits

Exhibit No.	Title

17	Correspondence from Stanley Cherelstein resigning as our Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2009

Nutra Pharma Corp.

/s/ Rik Deitsch
By: Rik Deitsch, Chief Executive Officer/Director